Exhibit 10.1

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Dated September 27, 2024

Geely UK Limited

and

Lotus Technology Innovative Limited

SHARE SALE AND TRANSFER AGREEMENT

relating to the sale and transfer of shares in

Lotus Tech Innovation Center GmbH

THIS SHARE SALE AND TRANSFER AGREEMENT (the “Agreement”) is made on September 27, 2024 (the “Signing Date”)

BETWEEN:-

(1)	Lotus Technology Innovative Limited (hereinafter referred to as the “Transferor”); and

(2)	Geely UK Limited (hereinafter referred to as “Transferee”).

(Each of the Transferor and the Transferee shall, as the context permits, be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS:-

(A)	Lotus Tech Innovation Center GmbH, with seat in Raunheim and registered with the commercial register of the local court of Darmstadt under HRB 98296), a company incorporated in Germany, is principally engaged in auto-related research and development services, the particulars of which are set out in Schedule 1 (hereinafter referred to as “Company”).

(B)	The entire share capital of the Company amounts to EUR 1,000,000 and is divided into 1,000,000 shares, each in the nominal amount of EUR 1.00. As of the date of this Agreement, the Transferor holds 1,000,000 shares with cons. nos. 1 to 1,000,000 each in the nominal amount of EUR 1.00 and therefore holds 100% of the share capital of the Company.

(C)	The Transferor agrees to sell and transfer, and the Transferee agrees to purchase 80% of the share capital of the Company, subject to the terms and conditions of this Agreement.

THE PARTIES HEREBY AGREE as follows:-

1.            DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, in addition to the definitions set out in the preamble above, where the context so admits, the following words and expressions shall have the following meanings:

“Accounts”	the audited financial statements of the Company as at and to the Accounts Date comprising the individual accounts of the Company, including in each case the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor’s and directors’ reports.

“Accounts Date”	30th of April 2024

“Articles of Association”	the Articles of Association of the Company

“Business Day”	a day (other than a Saturday, Sunday or public holiday) on which banks are open in the UK, Hongkong and Frankfurt, Germany to the general public for business

“Completion”	completion of the transfer of the Transfer Shares in accordance with the terms of this Agreement

“Consideration”	shall have the meaning of Clause 3.1

“Transfer Shares”	800,000 shares with cons. no. 1 to 800,000, each in the nominal amount of EUR 1.00 in the Company representing 80% of the share capital of the Company

“Joint Venture Agreement”	the joint Venture Agreement of the Company between the Transferor and the Transferee

“Business”	the business of the Company is to engage in business in the automotive industry and related business not requiring public permits as well as providing advisory and other services, in particular in rendering research, production and development activities. The Company is also engaged in R&D of automobiles and key components, as well as automotive engineering development services.

“Indemnifiable Amounts”	shall have the meaning as set forth in Clause 12.1

“Intellectual Property Rights”	all Patents, Trademarks, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the purpose of this definition: (i)“Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing; (ii) “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against third parties; (iii)“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers; and (iv) “Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Agreement.

“Tax”	all categories of federal, state, local taxes, customs duties and other taxes, governmental fees, and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes. The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements, and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns. “Tax Authority” means any governmental authority responsible for the imposition of any Tax.

2.	SALE AND TRANSFER OF THE TRANSFER SHARES/CHANGE OF ARTICLES OF ASSOCIATION/JOINT VENTURE AGREEMENT

2.1	The Transferor hereby sells the Transfer Shares to the Transferee in accordance with the terms and conditions of this Agreement. The Transferee hereby accepts such sale. The sale of the Transfer Shares shall include any and all rights pertaining to the Transfer Shares, including the rights to all profits of the Company unless they have been distributed on or before the Signing Date.

2.2	Subject to the condition precedent (aufschiebende Bedingung) that (i) the Conditions have been fulfilled or duly waived in accordance with Clause 4 and (ii) the Transferee has paid the Consideration in accordance with Clause 3.1, the Transferor hereby transfers the Transfer Shares, free from all liens, charges and encumbrances and with the corresponding rights attached or accruing thereto at Completion (including the right to receive corresponding dividends and other distributions declared, made or paid on or after Completion). The Transferee hereby accepts such transfer.

2.3	Shareholder structure after Completion

Shareholders	Number of Ordinary Shares	Percentage to Registered Capital (%)
Geely UK Limited	800,000 (cons. nos. 1-800,000)	80%
Lotus Technology Innovative Limited	200,000 (cons. nos. 801,000-1,000,000)	20%
Total	1,000,000	100%

2.4	Change of Articles of Association

Waiving compliance with all requirements as to form and notice under law and the articles of association, in particular with regard to the convening and holding of shareholders’ meeting, the Transferor as sole shareholder of the Company hereby holds a shareholders’ meeting of the Company and hereby resolves unanimously with all votes as follows:

The Articles of Association of the Company are amended and entirely restated as set forth in Schedule 5.

No further resolutions are adopted. The shareholders’ meeting is hereby closed.

Irrespective of the date on which the Articles of Association have been resolved and will be entered into the commercial register (Handelsregister) of the competent local court (Amtsgericht), the Parties agree that the Articles of Association shall be agreed and deemed to be binding with legal effect as of Completion and, from thereon, the Parties shall exercise their shareholders’ rights in the Company in accordance with the Articles of Association and the Joint Venture Agreement.

2.5	Joint Venture Agreement

The Transferor and the Transferee hereby enter into the Joint Venture Agreement which is attached hereto as Schedule 4 with effect as of Completion.

3.	CONSIDERATION

3.1	The purchase price (the “Consideration”) payable by the Transferee to the Transferor for the Transfer Shares shall be Euro 10,880,000 (in words: Euro ten million eight hundred eighty thousand).

3.2	The Consideration shall be payable by the Transferee by cash on Completion, subject to the fulfilment or waiver of the Conditions. The payment should be made by way of electronic transfer of funds to the following bank account of the Transferor, or any other Transferor's designated bank account:

ACCOUNT NAME:	[REDACTED]
ACCOUNT NUMBER:	[REDACTED]
BANK NAME:	[REDACTED]
BRANCH:	[REDACTED]
SWIFT CODE:	[REDACTED]

4.	CONDITIONS

4.1	The Parties’ obligation to complete the transfer of the Transfer Shares shall be conditional upon:

(a)	the obtaining of all consents, approvals and authorizations, including approvals or consents from the competent regulatory authorities in relevant jurisdictions (“Relevant Authorities”) and other third parties from which consent is required under any contract or other legal instruments to which the Company is a party, in relation to the share transfer contemplated under this Agreement; the submission of any notices to Relevant Authorities required prior to Completion to effect the share transfer contemplated by this Agreement;

(b)	The total amount of receivables unpaid to the Company as of the Account Date were EUR 51,106,000.00 (in words: Euro fifty-one million ten hundred six thousand), the portion of receivables unpaid to the Company as of the Accounts Date (in the amount of EUR 25,870,000 , in words: Euro twenty-five million eight hundred seventy thousand) shall be paid to the Company;

(c)	the obtaining of approval of the Board of Directors of Transferor and Transferee;

(d)	the Company and its Business, including, for the avoidance of doubt, the business, operations, assets, liabilities of the Company taken as a whole, or the financial condition or financial performance of the Company taken as a whole, has not been materially adverse changed by any event, circumstance, effect, occurrence or state of affairs arising or occurring after the Signing Date of this Agreement; and

(e)	the change of net asset between the Accounts Date and the date of Completion shall not exceed 5%. (collectively “Conditions”).

4.2	To the extent permitted by applicable laws, the Transferor and the Transferee may jointly agree in writing to waive in whole or in part, conditionally or unconditionally, any of the Conditions specified in Clause 4.1 above.

4.3	The Parties shall try their utmost efforts to have the above Conditions specified in Clause 4.1 satisfied within 2 months upon signing of this Agreement.

5.	COMPLETION

5.1	Completion shall take place at the office of the Company or any other place as otherwise agreed by the Parties no later than 10 Business Days (or at such other time as the Parties may otherwise agree) following the satisfaction or waiver, as the case may be, of the conditions set out in Clause 4.1 above, except for the condition specified in Clause 4.1.(d) and Clause 4.1(e) which shall be satisfied or waivered on the same date as of the Completion. AT Completion, all (but not some only) of the events described below shall occur simultaneously and dependent on each other (Zug-um-Zug):

(a)	the Transferor shall deliver, or procure the delivery of, to the Transferee:

(i)	the resolutions passed by its board of directors approving the disposal of the Transfer Shares to the Transferee and authorising the execution and delivery by it of this Agreement and all documents and agreements ancillary or pursuant hereto or in connection herewith;

(ii)	documentation that all required approvals, consents, and notifications with regard to the contemplated share transfer have been obtained from or given to the Relevant Authorities;

(iii)	evidence of the payment (e.g. bank statements, balance sheet) of the EUR 25,870,000 (in words: Euro twenty-five million eight hundred seventy thousand), receivables have been paid to the Company; and

(iv)	a written confirmation duly signed by the Transferor upon due enquiry with the managing director(s) of the Company stating that the Company and its Business, including, for the avoidance of doubt, the business, operations, assets, liabilities of the Company taken as a whole, or the financial condition or financial performance of the Company taken as a whole, has not been materially adverse changed by any event, circumstance, effect, occurrence or state of affairs arising or occurring after the Signing Date of this Agreement;

(b)	the Transferee shall deliver to the Transferor:

(i)	the resolutions passed by its board of directors and/or shareholder(s) approving the purchase of the Transfer Shares from the Transferor and authorising the execution and delivery by it of this Agreement and all documents and agreements ancillary or pursuant hereto or in connection herewith; and

(ii)	the Consideration by wire transfer in immediately available funds to the account specified by Transferor;

5.2	To the extent permitted by applicable laws, the Transferor and the Transferee may jointly agree in writing to waive in whole or in part, conditionally or unconditionally, any of the conditions specified in Clause 5.1 above.

5.3	Without prejudice to any other remedies available to the Parties, if in any respect the provisions of Clause 5.1 above are not complied with by the Transferor or the Transferee at Completion, the other Party may:

(a)	defer Completion to a date as agreed by the Parties; or

(b)	rescind this Agreement.

5.4	Immediately after all actions set out in Clause 5.1 above have been performed or mutually waived, the Transferor and the Transferee shall sign a closing protocol substantially in the form as set forth in Schedule 7. The Parties shall without undue delay send a copy of the signed closing protocol to the acting notary. The Parties hereby instruct the acting notary to file (i) an updated shareholders’ list of the Company and (ii) to apply for the changes to the Articles of Association of the Company in accordance with Clause 2.4, immediately upon receipt of a copy of the closing protocol.

5.5	Subject to Completion having occurred, the Transferor hereby grants to the Transferee a power of attorney (with a release from the restrictions under section 181 German Civil Code) to exercise all shareholders’ rights derived from the Transfer Shares. This power of attorney shall lapse upon registration by the commercial register of a shareholders’ list showing the Transferee as the owner of the Transfer Shares.

6.	WARRANTIES

6.1	The Transferor acknowledges that the Transferee is entering into this Agreement on the basis of, and in reliance on, the warranties set forth in Clause 6.

6.2	The Transferor hereby represents and warrants to the Transferee as of the Signing Date and as of Completion that:

(a).	it is the legal and beneficial owner of the Transfer Shares and the Transfer Shares are fully paid up and free from all encumbrances.

(b).	each warranty set forth in this Clause 6.2 is true, accurate and not misleading in all material aspects as at the Signing Date of this Agreement and the Completion, except as disclosed to the Transferee during the due diligence process.

(c).	the execution and delivery by the Transferor of this Agreement and any other documents to be executed by the Transferor pursuant hereto, and the performance by the Transferor of its obligations hereunder, will not conflict with or result in any violation of any applicable law or any agreement to which the Transferor is a party, or not result in the termination of, or trigger a payment in respect of, or otherwise materially affect, any contract, license, agreement or commitment to which the Company is a party.

(d).	the Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws, decrees, regulations, and rules of any relevant jurisdictions or issued by any Relevant Authority in all material aspects.

(e).	the Company holds, and at all times has held, all licenses, permits, and authorizations from all Relevant Authorities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Relevant Authority having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on the Company’s Business. There are no material violations or claimed violations known by the Company of any such license, permit, or authorization or any such statute, law, ordinance, rule, or regulation.

(f).	The Company has not supplied any services that were at the time they were supplied that did not, do not or will not, comply in all material aspects with any warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such services that would have a material adverse effect on the Company and/or its Business.

(g).	there is no action, suit, claim, investigation, or proceeding (or any basis therefor known to the Company pending against or, to the knowledge of the Transferor, threatened against the Company or its properties and assets or affecting the Company or any of its assets or properties or the transactions contemplated hereby before any court or arbitrator or any Relevant Authority that will have a material adverse effect on the Company’s Business. The Company is not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on the Company’s Business.

(h).	The Company maintains, and has at all material times maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are required by laws and regulations. The insurance policies are in full force and effect, all premiums due on them have been paid and all other conditions of the insurance policies have been performed and observed.

(i).	The Company has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, indemnitor, or otherwise respecting the obligations or liabilities of any person.

(j).	As of the Accounts Date, there were no material liabilities, claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, and there is no existing condition, situation, or set of circumstances which could reasonably be expected to result in such a material liability, claim, or obligation, that in any such case, are not shown or provided for either in the Accounts, and since the Accounts Date, the Company has incurred no liabilities, claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise other than in the ordinary course of business and except for liabilities incurred by the Company in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

(k).	There is no outstanding indebtedness, receivables or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the Transferor, or any other member of the group of Transferor, unless otherwise disclosed to the Transferee during the due diligence process. Neither the Transferor nor any member of the group or affiliates of Transferor is entitled to a claim of any nature against the Company, or has assigned to any person the benefit of any such claim, unless otherwise disclosed to the Transferee during the due diligence process.

(l).	The debts or receivables owing to the Company as reflected in the Accounts, and all debts or receivables subsequently recorded in the books of the Company since the Accounts Date: (1) will within six months after the date of Completion of this Agreement realize in cash their full amount as included in those Accounts or books; (2) are not subject to any right of set-off or counterclaim; (3)will still be within the statutory limitation of actions for at least 6 months after the date of Completion.

(m).	the assets of the Company are not subject to any encumbrance, and the Company has not given or entered into any encumbrance, guarantee, indemnity or other similar security arrangement over its assets in respect of the indebtedness of, or the default in the performance of any obligation by, itself or any other person.

(n).	The workshop, laboratory, machinery, vehicles, office and other equipment used by the Company in connection with the Business are: (1.) in good working order and have been regularly and properly maintained; (2.) capable, and will continue to be capable, of doing the work for which they were designed; and (3.) not surplus to the current or proposed requirements of the Company.

(o).	The activities of the Company and of any licensee of Intellectual Property Rights granted by the Company have not: (1.) infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party; (2.) constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; or (3.) given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

(p).	For the sake of clarification, the Intellectual Property Rights as listed in Schedule 6 are generated as the results of' R&D· services provided by the Company to Wuhan Lotus Cars Co. LTD. (“WLC”), a member of the group of the Transferor. In accordance with the R&D Framework Agreement entered between the Company and WLC, such Intellectual Property Rights shall be assigned to or be filed in the name of the WLC or any other member of Transferor's group as designated by WLC. Notwithstanding the foregoing, the Parties shall separately discuss and agree on the ownership of Intellectual Property Rights related to vehicle motion control or VMC technology which is still under development by the Company.

(q).	Apart from the redundancy plan (“Redundancy Plan”) as listed in Schedule 2, there is no other redundancy plan is and will be conducted by the Company, and all costs and expenses (including all legal costs, attorney fees, and settlement costs) arising from and/or in relation to the Redundancy Plan shall be borne by the Transferor.

(r).	Any current and future remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependents, and any other allowances, and any entitlement to, or expectation of, performance-related remuneration, short-term incentives, annual leaves or holidays not taken, pension plan), costs and expenses (including all legal costs, attorney fees, settlement costs) generated from the maintenance of their employment status or redundancy payable by the Company to the employees as listed in Schedule 3 who serve for AD 4 project shall always be borne by the Transferor.

(s).	There are no claims pending, or, to the knowledge of the Transferor, threatened to be brought, in any court or administrative agency by any former or current employee for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other person arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition, or otherwise, except as disclosed to the Transferee during the due diligence process..

(t).	all costs and expenses, including but not limited to legal fees, attorney fees, settlement fees or any compensation) arising from and/or in relation to any confirmed and/or potential employment disputes as disclosed by the Transferee in the due diligence process shall be borne by Transferor.

(u).	since the Transferor became the shareholder of the Company:

i.	the Company has timely filed all Tax Returns required to be filed, and has paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). In addition, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. All Tax Returns filed by the Company were compete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon.

ii.	None of the Tax Returns filed by the Company or Taxes payable by the Company have been subject to an audit, action, suit, proceeding, claim, examination, deficiency, or assessment by any Tax Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency, or assessment is currently pending or, to the knowledge of the Company and the Transferor, threatened.

6.2	Each of the Transferee and the Transferor hereby represents, warrants and undertakes to the other Party as of the Signing Date and as of Completion that:

(a)	it has all necessary power (if appropriate, corporate power) and authority to enter into this Agreement, to carry out its obligations hereunder and to complete the transactions contemplated hereby; and

(b)	the execution and delivery of this Agreement, the performance of its obligations hereunder and the transactions contemplated hereby have been or will have been duly executed and delivered by it, and (assuming due authorization, execution and delivery by it) this Agreement constitutes its legal, valid and binding obligations.

7.	Covenants

7.1	During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the rescission of this Agreement or the Completion, the Transferor procures (except as expressly contemplated by this Agreement or otherwise permitted with Transferee’s prior written consent) each to the extent legally possible that:

(a).	the Company will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. The Company will confer on a regular and frequent basis with representatives of the Transferee to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company.

(b).	the Company will not (i) declare or pay any dividends on or make other distributions to its shareholders (whether in cash, shares or property); (ii) change or sell, or agree to the change or sell of any share capital of the Company, any agreements, contracts, restrictions, or rights of any character obligating the Company to change or sell any such share capital of the Company; (iii) repurchase or otherwise acquire, directly or indirectly, any share capital or options or warrants related thereto.

(c).	The Company will not amend its articles of association, except for amending in accordance with this Agreement and/or the Joint Venture Agreement.

(d).	the Company will not authorize, recommend, propose or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination, or any acquisition of assets or shares of other entities.

(e).	The Company will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

(f).	The Company will not incur any indebtedness for borrowed money by way of direct loan, purchase money obligation, conditional sale, guarantee or otherwise.

(g).	The Company will not settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice.

(h).	Subject to contractual and other obligations, the Company will give the Transferee and its representatives full access, at a place reasonably acceptable to the Company, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of the Company, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records, and affairs, and will provide the Transferee with such financial, technical and operating data and other information pertaining to its business as the Transferee may request. With the Company’s prior consent, which will not be unreasonably withheld, the Transferee will be entitled in conjunction with the Company personnel to make appropriate inquiries of third parties in the course of its investigation.

7.2	After the Completion, the Transferor procures (except as expressly contemplated by this Agreement or otherwise permitted with Transferee’s prior written consent) that

(a).	The remaining portion of receivables unpaid to the Company as of the Accounts Date (in the amount of EUR [12,460,000], in words: [fourteen million eight hundred sixty thousand]) shall be paid to the Company as follows: EUR 10,390,000 shall be paid within October 2024, and 2,070,000 shall be paid within November 2024.

(b).	The loan owned by the Company to the Transferor, amounting to EURO 14,000,000 shall be repaid gradually based on the cash position of the Company, and shall be repaid in full by the end of December 2024.

8.	CONFIDENTIALITY OF INFORMATION

8.1	Each Party undertakes with the other Party that it shall treat as strictly confidential all information received or obtained orally or in writing by it or its employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the other Party or any subsidiary undertaking or parent undertaking of the other Party, and that it shall not at any time hereafter disclose or divulge to any person any such information and shall use its best endeavours to prevent the publication or disclosure of any such information.

8.2	The restrictions contained in Clause 7.1 shall not apply so as to prevent any Party from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant Party is subject, or from making any disclosure to any employees, agents or advisers (a) who have a need to know such information in connection with the transactions contemplated by this Agreement or (b) for the purposes of obtaining advice (provided always that the provisions of this Clause 7 shall apply to, and each Party shall procure that it applies to and is observed in relation to, the use or disclosure by such employees, agents or advisers of the information provided to them), nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 7 by such Party.

9.	COSTS

9.1	Subject to Clause 9.2, each Party shall bear its own expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions provided for in this Agreement.

9.2	The costs of notarization of the Agreement shall be borne equally by the Parties; register fees incurred in connection with the consummation of this Agreement shall be borne by the Transferor.

9.3	All taxes, fees and other charges due in connection with this Agreement and the transfer of the Shares shall be borne by the Parties according to the stipulations of applicable laws.

10.	NOTICES

10.1	Any notice required to be given by a Party to the other Party shall be in writing and shall be deemed validly served by hand delivery or by prepaid registered mail sent through the post (airmail if to an overseas address) or by email to its address given and any notice served by hand shall be deemed to have been served on delivery, any notice served or by email shall be deemed to have been served when sent and any notice served by prepaid registered letter shall be deemed to have been served 48 hours (72 hours in the case of a letter sent by airmail to an address in another country) after the time at which it was posted and in proving service it shall be sufficient (in the case of service by hand and prepaid registered letter) to prove that the notice was properly addressed and delivered or posted, as the case may be, and in the case of service by email to prove that the transmission was confirmed as sent by the email system.

11.	FURTHER ASSURANCE

Each of the Parties hereto undertakes to the other Party that it shall do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Agreement and the transactions hereby contemplated.

12.	INDEMNIFICATIONS

12.1	The Transferor hereby agree to defend, indemnify and hold Transferee harmless from and against, and to reimburse Transferee with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable legal fees and reasonable expenses of investigation) (the “Indemnifiable Amounts”), of every nature whatsoever incurred by Transferee (which will be deemed to include any of the foregoing incurred by the Company) caused by or arising out of or in connection with (i) any inaccuracy in or breach, by the Company or the Transferor, of any representation or warranty of the Company or the Transferor contained in this Agreement; (ii) the failure, partial or total, of the Company or any of the Transferor to perform any agreement or covenant required by this Agreement; (iii)the failure to deliver, or procure the delivery of any document, obligation, or activity which shall be delivered at the Completion as set forth in Clause 5.1(a), and (iv) any federal or state Tax liability, or asserted liability, of the Company attributable to periods (or any portion thereof) beginning on the date the Transferor became the shareholder of the Company and ending on or prior to the Completion provided that such liabilities were not accrued for on the balance sheet.

12.2	The Transferee hereby agree to defend, indemnify and hold Transferor harmless from and against, and to reimburse Transferor with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable legal fees and reasonable expenses of investigation) (the “Indemnifiable Amounts”), of every nature whatsoever incurred by Transferor (which will be deemed to include any of the foregoing incurred by the Company) caused by or arising out of or in connection with (i) the failure to deliver, or procure the delivery of any document, obligation, or activity which shall be delivered at the Completion as set forth in Clause 5.1(b), and (ii) any inaccuracy in or breach of any representation or warranty of the Transferee contained in this Agreement.

12.3	The Transferor or the Transferee, as the case may be, shall without undue delay reach an agreement with the Transferee or the Transferor regarding the Indemnifiable Amounts and the specific plan of indemnification (“Indemnification Plan”) within 10 Business Days upon receiving such written notification. The Indemnifiable Amounts shall be paid in accordance with the Indemnification Plan within 30 Business Days.

13	GENERAL

13.1	This Agreement constitutes the whole agreement between the Parties and supersedes and terminates any previous agreements or arrangements between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorized representatives of the Parties.

13.2	All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

13.3	If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	Governing law

The validity, construction, implementation and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

14.2	Dispute resolution

Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including, without limitation: (1) any contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (2) any issue as to the existence, validity or termination of this Agreement) shall be referred to and finally resolved by arbitration administered by the German Institution of Arbitration e.V. (DIS), in each case in the versions effective at the commencement of the arbitration proceedings, without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three arbitrators. The place of the arbitration proceedings shall be Frankfurt am Main. The language of the arbitral proceedings shall be English. Taking of evidence shall also be permitted in the German language. The Sellers may testify as witnesses. Any award of the Tribunal shall be made in writing and shall be final and binding on the Parties from the day it is made.

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Lotus Technology Innovative Limited

By:	/s/ Authorized Signatory
Name:	Authorized Signatory

Geely UK Limited

By:	/s/ Authorized Signatory
Name:	Authorized Signatory